Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”) is entered into this 1st day of October, 2013 by and between Walter Investment Management Corp. (the “Company”) and Charles E. Cauthen (“Employee”). Each of the Company and Employee may be referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, Employee entered into an employment agreement with the Company effective March 15, 2010, (“Employment Agreement”); and

WHEREAS, the Parties have mutually agreed that Employee’s employment with the Company shall cease as provided in this Agreement, and

WHEREAS, the Company wishes for Employee to remain in his current position with the Company until, at the latest, the filing with the Securities and Exchange Commission (“SEC”) of the Company’s Form 10-K for the 2013 fiscal year; and

WHEREAS, Employee has agreed, subject to the terms and conditions of this Agreement to remain with the Company as provided herein; and

WHEREAS, the parties desire to provide for certain payments and benefits as consideration for Employee’s agreement to remain with the Company, accept certain restrictive covenants, and execute a general release of claims.

NOW THEREFORE, for the mutual promises and consideration set forth herein, it is hereby agreed:

1.	Employee shall remain in the position of Executive Vice President and Chief Financial Officer of the Company, reporting to the Company’s Chairman and Chief Executive Officer, and shall continue to perform Employee’s current duties in good faith, to the best of Employee’s abilities and consistent with past practice until the close of business on the date by which the Company is required to file its Form 10-K for fiscal year 2013 with the SEC (without taking into account any extensions) plus up to 60 additional days should the Company extend the time for filing, or until such earlier date as the Company shall determine in its sole discretion (the “Termination Date”). Notwithstanding the foregoing, in the event that a successor to Employee’s position is appointed prior to the Termination Date, Employee shall remain as an employee of the Company in order to assist in completing the Form 10-K and to otherwise transition the Chief Financial Officer position to Employee’s successor until the Termination Date.

2.	In consideration of Employee continuing employment with the Company as set forth in Section 1 and his compliance with the terms and conditions of this Agreement, Employee shall receive the following compensation (“Compensation Benefits”) at the times and in the manner specified (all payments to be net of applicable withholding and paid in accordance with the Company’s ordinary payroll practices):

(a)	From the date of this Agreement through the Termination Date, Employee shall receive:

(i)	Employee’s base salary at a rate of $430,000 per year (“Base Salary”), payable no less frequently than monthly;

(ii)	Car allowance at a rate of $18,000 per year, payable no less frequently than monthly;

(iii)	Continued participation in Company health, dental and vision benefits (subject to the payment of ordinary Employee contributions); and

(iv)	Payment for accrued but unused vacation in accordance with Company policy; provided, however, that (A) there shall be no carryover vacation from 2013 to 2014, and (B) in the event the Termination Date occurs after December 31, 2013, for the period of January 1, 2014 through the Termination Date, Employee shall receive five days of vacation to be utilized as Employee sees fit, subject to business needs.

(b)	Commencing on the day following the Termination Date and continuing for the period set forth below, Employee (and, if applicable, his dependents) shall receive:

(i)	Employee’s Base Salary for a period of 18 months;

(ii)	Continued participation in Company health, dental and vision benefits, subject to the payment of ordinary Employee contributions, until the earlier of (A) the 36-month anniversary of the Termination Date, or (B) Employee’s eligibility to receive comparable benefits from subsequent employment or government assistance. The COBRA election period will not commence until the expiration of that 36-month period.

(c)	Bonus payments to be paid in the years designated below at the earlier of the date on which bonuses are paid to other Company executives pursuant to the Company’s Management Incentive Plan for the prior year, or March 14 of the year of payment. Payments shall be made as follows:

(i)	In the event the Termination Date occurs prior to December 31, 2013:

•	$468,700 paid in 2014;

•	$468,700 paid in 2015; and

•	an amount equal to $234,350 minus the product of a fraction, the numerator of which is the number of days between the Termination Date and December 31, 2013 (inclusive of December 31) and the denominator of which is 365 multiplied by $468,700 paid in 2016.

(ii)	In the event the Termination Date occurs on or after January 1, 2014:

•	$468,700 paid in 2014;

•	$468,700 paid in 2015; and

•	an amount equal to the sum of $234,350 plus the product of a fraction, the numerator of which is the number of days between January 1, 2014 and the Termination Date (inclusive of January 1, 2014 and the Termination Date) and the denominator of which is 365, multiplied by $468,700 paid in 2016.

(d)	Treatment of equity awards:

(i)	All equity awards vested as of the date of this Agreement shall remain vested and shall be subject to the terms and conditions of the respective award agreements.

(ii)	The following equity awards are unvested as of the date of this Agreement:

Award Date	No. Shares	Price	Vest Date
2/28/12	15,781	$20.57	2/28/14
5/10/11	51,871	$17.61	5/10/14
2/28/12	15,782	$20.57	2/28/15
4/3/13	58,479	$33.59	4/3/16

Subject to Employee’s compliance with the terms and conditions of this Agreement, including, without limitation, the provisions of Sections 4 and 5, any of the aforementioned awards that remain unvested as of the Termination Date shall vest upon the expiration of the revocation period of the executed General Release described in Section 5. Notwithstanding the vesting of the grant dated April 3, 2013, such award shall not be exercisable until April 3, 2016 as provided in the award agreement. Except as otherwise provided in this subparagraph (d)(ii), the foregoing awards shall be subject to the terms and conditions set forth in their respective award agreements.

3.	Employee acknowledges that: (i) the Compensation Benefits set forth in this Agreement constitute full settlement of all of Employee’s rights arising out of his employment and the termination of Employee’s employment with the Company, (ii) Employee has no additional entitlement under any other severance or similar arrangement maintained by the Company; (iii) Employee shall not be entitled to any merit or other raise(s) in Base Salary or bonus for 2014 or 2015, nor shall Employee be entitled to participate in the Company’s Management Incentive Plan or its Long-Term Incentive Plan for 2014 or 2015; (iv) Employee shall not be permitted to contribute to the Company’s 401K retirement plan nor will the Company have any obligation to make a contribution on Employee’s behalf after the Termination Date, and (v) except as otherwise provided specifically in this Agreement, the Company does not and will not have any other liability or compensation obligations to Employee. Notwithstanding the foregoing, other than as expressly set forth herein, nothing herein will affect Employee’s rights or obligations under any Company under any benefit, equity, option or other Employer incentive plan or award plan; Employee’s rights and obligations post-termination will be governed by the terms of those plans.

4.	In the event that Employee’s employment is terminated by reason of Employee’s death or Disability, or Employee dies after the Termination Date, Employee, or Employee’s beneficiaries as the case may be, shall continue to receive the Compensation Benefits, notwithstanding such termination or death. For purposes of this Agreement “Disability” shall mean Employee’s substantial inability or failure to perform Employee’s duties hereunder due to any continuing physical or mental illness or impairment as determined by a medical doctor chosen by the Company.

5.	Employee’s right to Compensation Benefits following the Termination Date is subject to Employee’s execution and delivery of a general release within five days following the Termination Date (the “General Release”). The General Release shall be substantially in the form attached hereto as Appendix 1. For avoidance of doubt it is understood that the Compensation Benefits set forth in Section 2(b) above shall commence after the Termination Date, without delay until the General Release is executed or becomes irrevocable, provided however, if the Employee does not timely execute the General Release, or subsequently revokes it, the Compensation Benefits set forth in Section 2(b) above that accrue after the Termination Date shall be discontinued and to the extent received by Employee, be promptly returned to the Company, and Employee shall have no further right to the Compensation Benefits set forth in Sections 2(b), (c) or (d)(ii).

6.

Notwithstanding any provision of this Agreement or the General Release to the contrary, but subject to any applicable provisions of Indemnification Agreement entered into between the Parties as of April 17, 2009, to the extent Employee is liable for any violations of Section 304 of the Sarbanes-Oxley Act, he shall remain liable. Company re-affirms its agreement to indemnify and defend Employee to the extent provided in the Indemnification Agreement with respect to any claim or proceeding (other than an action by, or in the right of, the Company), arising by reason of the fact that he is or was a director, officer, employee, or agent of the Company or is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against liability incurred in connection with such claim or proceeding, including any appeal thereof, to the fullest extent permitted by law.

7.	Employee agrees to resign as an officer and/or director of the Company or any of its subsidiaries or affiliates, effective as of the Termination Date, or such earlier date as the Company may request.

8.	Employee agrees that all inventions, improvements, trade secrets, reports, manuals, computer programs, systems, tapes and other ideas and materials developed or invented by Employee during the period of Employee’s employment with the Company, either solely or in collaboration with others, which relate to the actual or anticipated business or research of the Company, which result from or are suggested by any work Employee may do for the Company, or which result from use of the Company’s premises or the Company’s or its customers’ property (collectively, the “Developments”) shall be the sole and exclusive property of the Company. Employee hereby assigns to the Company Employee’s entire right and interest in any such Developments, and will hereafter execute any documents in connection therewith that the Company may reasonably request.

9.	It is understood and agreed that Employee has had substantial relationships with specific businesses and personnel, prospective and existing, vendors, contractors, customers, and employees of the Company that are valuable and result in the creation of goodwill, and that the protection of those relationships is a material component of the consideration provided by the Company hereunder. Therefore, unless otherwise approved in writing by the Company’s Board of Directors, for a period of 18 months following the termination of Employee’s employment for any reason, Employee agrees that Employee shall not, directly or indirectly:

(a)	Call upon, solicit, divert, or accept business (either directly or indirectly) from any customer or prospective customer of the Company or any corporation controlling, controlled by, under common control with, or otherwise related to the Company or its subsidiaries or affiliated companies (collectively “Affiliates”);

(b)	Accept employment with, or become an independent contractor for, or accept any consideration for services rendered to or on behalf of any Competitor of the

Company or its Affiliates, within the United States of America, or acquire any ownership interest in a Competitor of the Company, provided that the foregoing shall not prohibit ownership of stock in any publicly traded corporation where Employee holds less than 1% of the stock of the corporation). For purposes of this Agreement “Competitor” shall mean any business or division or unit of any business which provides, in whole or in part, in the United States of America, the same or similar services and/or products offered by the Company as described in the Company’s Form 10-Q for the second quarter of 2013 filed with the Securities and Exchange Commission on August 8, 2013; or

(c)	Hire any employees or independent contractors of the Company and/or solicit or entice any such persons to leave the employ of the Company or its Affiliates.

Employee agrees and acknowledges that the promises and covenants not to compete set forth above have a unique, very substantial and immeasurable value to the Company, that the Company is engaged in a highly competitive industry, and that Employee is receiving significant consideration in exchange for these promises and covenants. Employee acknowledges that the promises and covenants set forth above are necessary for the reasonable and proper protection of the Company’s legitimate business interests; and that each and every promise and covenant is reasonable with respect to the activities restricted, geographic scope and length of time.

10.	Following the termination of Employee’s employment with the Company for any reason, neither Employee nor any director or executive officer of the Company shall, directly or indirectly, by or on the Employee’s behalf, or by or on the Company’s behalf, or in conjunction with any other person, persons, company, partnership, corporation, business entity or otherwise:

(a)	Make any statements or announcements or permit anyone to make any public statements or announcements concerning the termination of Employee’s employment with the Company other than mutually agreed upon press release(es), required public filings or other ordinary course disclosures or discussions, or

(b)	Make any statements that are inflammatory, detrimental, slanderous, or negative in any way to the interests of Employee or the Company or its subsidiaries, or their respective officers, directors employees, business(es) or operations.

(c)	Nothing in this section shall prevent either Party from testifying or responding truthfully to any request for discovery or giving testimony in any judicial or quasi-judicial proceeding or any government inquiry, investigation or other proceeding or from making any public statements or filings required by law.

11.	Employee acknowledges and agrees that Employee will respect and safeguard the Company’s property, trade secrets and confidential information. Employee will not disclose any Company trade secrets or confidential information acquired while an employee of the Company to any other person or entity, including without limitation, a subsequent employer, or use such information in any manner. Employee understands and agrees that he will remain subject to United States insider trading laws subsequent to the Termination Date and agrees to provide the Company’s Secretary, after the close of the market on any day on which Employee trades in Company stock, the details of such trade(s), a period of six months following the Termination Date and the Company will file appropriate Form 4’s with the SEC on Employee’s behalf. Should Employee fail to timely provide such information, Employee shall be responsible for any such filings.

12.	Section 409A and Potential Delay in Payment.

(a)	If the Company reasonably determines that any payment or benefit due under this Agreement, or any other amount that may become due to Employee after the Termination Date, is subject to Section 409A of the Code, and also determines that Employee is a “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code, upon Employee’s termination of employment for any reason other than death (whether by resignation or otherwise), no amount may be paid to Employee or on Employee’s behalf earlier than six months after the Termination Date (or, if earlier, Employee’s death) if such payment would violate the provisions of Section 409A of the Code and the regulations issued thereunder, and payment shall be made, or commence to be made, as the case may be, on the date that is six months and one day after the Termination Date (or, if earlier, one day after Employee’s death). For this purpose, Employee will be considered a “specified employee” if Employee is a “key employee”, within the exact meaning of “specified employee” and “key employee” defined in Section 409A(a)(2)(B)(i) of the Code and the regulations thereunder. Notwithstanding the above, the Company hereby retains discretion to make determinations regarding the identification of “specified employees” and to take any necessary corporate action in connection with such determination. Any payment or benefit delayed by reason of the foregoing, shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.

(b)

The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code and the regulations and guidance promulgated thereunder (except to the extent exempt as short-term deferrals or otherwise) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent necessary to comply with Section 409(A) of the Code, termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” or like terms shall mean “separation from service.” The determination of whether and when a separation from service has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, U.S. Treasury Regulation Section 1.409A-1(h) or any successor provision thereto. It is intended that each installment, if any, of the payments and benefits provided hereunder shall be treated as a separate “payment” for purposes of Section 409A of the Code. Neither the Company nor Employee shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code. All reimbursements and in-kind benefits provided under this Agreement or otherwise to Employee shall be made or provided in accordance with the requirements of Section 409A of the Code to the extent that such reimbursements or in-kind benefits are subject to Section 409A of the Code.

13.	It is agreed and understood that this Agreement, the Indemnification Agreement of April 17, 2009, the Appendices hereto, and the documents incorporated herein by reference shall constitute the entire agreement between Employee and the Company with respect to the subject matter hereof and shall supersede all prior agreements, discussions, understandings and proposals (written or oral) relating to Employee’s employment with the Company, including without limitation, the Employment Agreement. This Agreement shall be interpreted under and in accordance with the laws of the State of Florida without regard to conflicts of laws. Any dispute over the terms and conditions or application of this Agreement shall be resolved through non-binding arbitration pursuant to the rules of the American Arbitration Association (“AAA”). The arbitration will be heard by one arbitrator to be chosen as provided by the rules of the AAA and shall be held in Tampa, Florida. In the event the dispute is not resolved through arbitration, either Party may submit the matter to a court of competent jurisdiction in Tampa, Florida. The parties expressly submit to the jurisdiction of those courts, and their appellate courts, for adjudication of all such disputes, claims, actions and lawsuits arising out of or relating to this Agreement, or for alleged breach of this Agreement, and agree not to bring any such action or proceeding in any other court. Both parties waive any defense of inconvenient forum as to the maintenance of any action or proceeding brought pursuant to this Section 13 in those courts, and waive any bond, surety, or other security that might be required of the other Party with respect to any aspect of such action, to the extent permitted by law. Provided, however, that either Party may bring a proceeding in a different court, jurisdiction or forum to obtain collection of any judgment, or to obtain enforcement of any injunction or order, entered against the other Party.

14.	Employee agrees and acknowledges that in the event of a breach or threatened breach by Employee of one or more of the covenants and promises described in Sections 8-11, the Company will suffer irreparable harm that is not compensable solely by damages. Employee agrees that under such circumstances, no further payments, rights or benefits provided under Section 2 of this Agreement will be due to Employee, and, in the event the breach or threatened breach occurs subsequent to the Termination Date, Employee must repay to the Company any amounts described in Section 2(b) paid to him. Notwithstanding the arbitration provisions of Section 13, either Party shall be entitled, upon application to a court of the State of Florida, to obtain injunctive or other relief to enforce this Agreement. The Parties shall, in addition to the remedies provided in this Agreement, be entitled to avail themselves of all such other remedies as may now or hereafter exist at law or in equity for compensation and for the specific enforcement of the covenants in this Agreement. Resort to any remedy provided for in this Agreement or provided by law will not prevent the concurrent or subsequent employment of any other appropriate remedy or remedies or preclude such Party or the Party’s recovery of monetary damages and compensation.

15.	Employee agrees that, subject to reimbursement of Employee’s reasonable expenses, he will fully cooperate with the Company and any of its Affiliates and their counsel with respect to any matter (including any pending or future litigation, investigations, or governmental proceedings) which relates to matters with which Employee was involved during his employment with the Company. Employee will render such cooperation in a timely manner upon reasonable notice from the Company.

16.	This Agreement is not to be construed as an admission of liability of any violation of any federal, state or local statute, ordinance or regulation or of any duty owed by the Company or any other person to Employee, or by Employee or any other person to the Company. There have been no such violations, and both the Company and Employee specifically deny any such violations.

17.	Employee acknowledges that Employee has retained legal counsel to provide advice on the terms and conditions of this Agreement and that in agreeing to this Agreement Employee has not relied in any way upon representations or statements of the Company other than those representations or statements set forth in this Agreement.

18.	Employee agrees that Employee will not apply for reinstatement with the Company or its Affiliates or seek in any way to be reinstated, reemployed or hired by the Company in the future.

19.

This Agreement will inure to the benefit of and be binding upon the Company and Employee and their respective successors, executors, administrators and heirs. Employee may not make any assignment of this Agreement or any interest herein, by operation of law or otherwise. The Company may assign this Agreement to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise.

20.	Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be valid and effective under applicable law. However, if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement shall be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.

IN WITNESS WHEREOF, Employee and the Company have executed this Agreement as of the dates specified below.

WALTER INVESTMENT
MANAGEMENT CORP.

/s/ Mark O’Brien	/s/ Charles E. Cauthen
Mark O’Brien	Charles E. Cauthen
Title: Chairman and CEO	Date: October 1, 2103
Date: October 1, 2013

APPENDIX 1

GENERAL RELEASE OF CLAIMS

This General Release of Claims (“Release”) is entered into by and between Walter Investment Management Corp., and its subsidiaries, predecessors, successors, assigns, affiliates, insurers and related entities, (hereinafter collectively referred to as “Employer”) and Charles E. Cauthen (hereinafter “Employee”). In consideration for the mutual promises set forth below, Employer and Employee agree as follows:

1. Employer and Employee are parties to a Separation Agreement to which this Release has been attached and incorporated by reference. Employee’s employment with Employer has been terminated and, pursuant to the terms of the Separation Agreement, Employee must execute this Release in order to receive certain severance benefits and compensation described more fully in the Separation Agreement.

2. In consideration for the promises and covenants set forth in the Separation Agreement and this Release, including, specifically but without limitation, the general release set forth in paragraph 3 below, Employee shall receive the post-termination benefits set forth in Section 2 of the Separation Agreement. Payments to Employee will be made at such times as are set forth in the Separation Agreement.

3. Employee agrees, on behalf of himself, and his heirs, successors in interest and assigns that, except as specifically provided herein, Employee will not file, or cause to be filed, any charges, lawsuits, or other actions of any kind in any forum against Employer and/or its officers, directors, employees, agents, successors and assigns and does hereby further release and discharge Employer and its officers, directors, employees, agents, successors and assigns from any and all claims, causes of action, rights, demands, and obligations of whatever nature kind or character which Employee may have, known or unknown, against them (including those seeking equitable relief) alleging, without limitation, (a) breach of contract, (b) any tort claims, (c) any claims under Title VII of the Civil Rights Act of 1964, as amended, Section 1981 of the Civil Rights Act of 1966, as amended, the Rehabilitation Act of 1973, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Age Discrimination in Employment Act of 1967, as amended, (the “ADEA”) (except to the extent claims under the ADEA arise after the date on which this Release is signed by Employee), or the Americans with Disability Act, the Civil Rights Act of 1991, or under any other federal law, (d) any claims under any State law including the Florida Civil Rights Act, or under any local law or municipal ordinance, (e) any other claims relating in any way to Employer or the termination of that employment; and (f) any other claims alleging any violation of any constitution, statute, regulation, or the common law; provided, however, that this Release is not intended to waive or release any claim arising under the Separation Agreement, any right to workers compensation or unemployment compensation benefits, or any claim for the group insurance benefits accruing prior to the Termination Date, or any rights identified in Section 4 of this Release.

4. Notwithstanding anything contained in this Release to the contrary, the general release set forth in paragraph 3 shall not apply to any rights or claims under any equity, option or other Employer incentive plan or award, which shall be governed by the terms and conditions of such plan(s) or award; nor shall it affect any rights or obligations that Employee or Employer may have pursuant to the Indemnification Agreement entered into between Employee and Employer as of April 17, 2009.

5. This Release shall not in any way be construed as an admission by Employer or Employee that they have acted wrongfully with respect to each other or that one party has any rights whatsoever against the other or the other released parties.

6. Employee and Employer specifically acknowledge the following:

a.	Employee does not release or waive any right or claim which Employee may have which arises after the date of this Release.

b.	In exchange for this general release, Employee acknowledges that Employee has received separate consideration beyond that which Employee is otherwise entitled to under Employer’s compensation policies or applicable law.

c.	Employee is releasing, among other rights, all claims and rights under the Age Discrimination in Employment Act (“ADEA”) and the Older Workers’ Benefit Protection Act (“OWBPA”), 29 U.S.C. §621, et seq.

d.	Employee has twenty-one (21) days to consider this Release.

e.	Employee has seven (7) days to revoke this Release after executing it. However, no consideration will be paid after the Termination date until after the revocation of the acceptance period has expired. For the revocation to be effective, Employee must give written notice of Employee’s revocation to Employer’s General Counsel.

7. Should Employee breach any provision of this Release, in addition to any other rights or remedies available to Employer, (a) the Employer’s obligation to continue to pay the consideration set forth herein shall cease, Employer shall have no further obligation to Employee, and (c) Employer shall have the right to re-coup any post-termination paid pursuant to the Separation Agreement. All other terms and conditions of this Release, including, but not limited to, the general release in paragraph 3 shall remain in full force and effect.

8. This Release shall be binding upon Employer, Employee and upon Employee’s heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of Employer and the other released parties and their successors and assigns.

9. Employee and Employer acknowledge that this Release and the Separation Agreement and the Indemnification Agreement shall be considered as one document and that, except as set forth herein and therein, including without limitation the provisions of paragraphs 4 and 6 of this Release, any and all prior understandings and agreements between the parties to this Release with respect to the subject matter of this Release and/or the Separation Agreement are merged into the Separation Agreement and this Release, which fully and completely expresses the entire understanding of the parties with respect to the subject matter hereof and thereof.

10. Should any provision of this Release be declared or be determined by any Court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Release.

11. This Release may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

WALTER INVESTMENT MANAGEMENT CORP.

By:
Charles E. Cauthen

Date:	Name Printed:

Title:

Date: